Exhibit 99.1
News Release

For more information contact:

Media Relations: Britt Zarling Corporate Communications Fiserv, Inc. 414-378-4040 britt.zarling@fiserv.com	Investor Relations: Shub Mukherjee Investor Relations Fiserv, Inc. 212-266-3565 shub.mukherjee@fiserv.com

For Immediate Release

Fiserv Reports Second Quarter 2021 Results
GAAP revenue increased 17% in the quarter and 8% year to date;
GAAP EPS increased $0.40 in the quarter and $0.28 or 49% year to date;
Internal revenue growth was 18% in the quarter and 11% year to date;
Adjusted EPS increased 47% in the quarter and 32% year to date;
Company increases 2021 adjusted EPS growth outlook to 24% to 27%
and increases internal revenue growth outlook to 10% to 12%

BROOKFIELD, Wis., July 27, 2021 – Fiserv, Inc. (NASDAQ: FISV), a leading global provider of payments and financial services technology solutions, today reported financial results for the second quarter of 2021.
Second Quarter 2021 GAAP Results
GAAP revenue for the company increased 17% to $4.05 billion in the second quarter of 2021 compared to the prior year period, with 36% growth in the Acceptance segment, 6% growth in the Fintech segment and 8% growth in the Payments segment. GAAP revenue for the company increased 8% to $7.81 billion in the first six months of 2021 compared to the prior year period, with 17% growth in the Acceptance segment and 4% growth in each of the Fintech and Payments segments.
GAAP earnings per share increased from $0.00 to $0.40 in the second quarter and increased 49% to $0.85 in the first six months of 2021 compared to the prior year periods. GAAP operating margin was 15.9% and 14.3% in the second quarter and first six months of 2021, respectively, compared to 4.7% and 11.0% in the second quarter and first six months of 2020, respectively. Net cash provided by operating activities increased by 5% to $2.01 billion in the first six months of 2021 compared to $1.92 billion in the prior year period.
"We had a very strong quarter driven by both macroeconomic tailwinds and the execution of our business strategy focused on winning business with new and existing clients," said Frank Bisignano, President and Chief Executive Officer of Fiserv. "Our assets and continued innovation position us well to grow faster with financial institutions, fintechs and businesses of all sizes."

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Second Quarter 2021 Non-GAAP Results and Additional Information
•Adjusted revenue increased 20% to $3.86 billion in the second quarter and 11% to $7.41 billion in the first six months of 2021 compared to the prior year periods.
•Internal revenue growth was 18% in the second quarter, led by 41% growth in the Acceptance segment, 5% growth in the Fintech segment and 7% growth in the Payments segment.
•Internal revenue growth was 11% in the first six months of 2021, led by 23% growth in the Acceptance segment and 4% growth in each of the Fintech and Payments segments.
•Adjusted earnings per share increased 47% to $1.37 in the second quarter and 32% to $2.54 in the first six months of 2021 compared to the prior year periods.
•Adjusted operating margin increased 510 basis points to 33.9% in the second quarter and 440 basis points to 32.7% in the first six months of 2021 compared to the prior year periods.
•Free cash flow increased by 4% to $1.72 billion in the first six months of 2021 compared to $1.66 billion in the prior year period.
•The company repurchased 5.0 million shares of common stock for $588 million in the second quarter and 10.2 million shares of common stock for $1.20 billion in the first six months of 2021.
•The company divested its remaining interest in the Investment Services (InvestCloud Holdings, LLC) business and received pre-tax proceeds of $466 million from the transaction.
•The company commenced the issuance of U.S. commercial paper during the quarter, with the net proceeds used to repay borrowings on its revolving credit facility and senior notes due in June 2021.
•In June 2021, the company announced a joint venture with Deutsche Bank to create a comprehensive provider of payment acceptance and banking solutions in the German market. The transaction remains subject to regulatory approval and closing conditions.
•The company announced yesterday the launch of enhanced Fiserv Digital capabilities - a mobile-first, unified digital banking and card management turnkey solution for financial institutions' consumer and business customers. This launch leverages deep technical integration of recent acquisitions, Ondot and SpendLabs, into our digital banking and Clover platforms.
Outlook for 2021
Fiserv increases the full year outlook and now expects internal revenue growth of 10% to 12% and adjusted earnings per share in a range of $5.50 to $5.60, representing growth of 24% to 27%, for 2021.

"Given our strong financial results in the first half of the year, coupled with our continued business execution, we are again raising our internal revenue growth outlook as well as our overall adjusted EPS outlook," said Bisignano. "Our agility, speed of implementation and new product launches should continue to accelerate our growth."

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Earnings Conference Call
The company will discuss its second quarter 2021 results in a live webcast at 7 a.m. CT on Tuesday, July 27, 2021. The webcast, along with supplemental financial information, can be accessed on the investor relations section of the Fiserv website at investors.fiserv.com. A replay will be available approximately one hour after the conclusion of the live webcast.
About Fiserv
Fiserv, Inc. (NASDAQ: FISV) aspires to move money and information in a way that moves the world. As a global leader in payments and financial technology, the company helps clients achieve best-in-class results through a commitment to innovation and excellence in areas including account processing and digital banking solutions; card issuer processing and network services; payments; e-commerce; merchant acquiring and processing; and the Clover® cloud-based point-of-sale solution. Fiserv is a member of the S&P 500® Index and the FORTUNE® 500, and is among FORTUNE World's Most Admired Companies®. Visit fiserv.com and follow on social media for more information and the latest company news.
Use of Non-GAAP Financial Measures
In this news release, the company supplements its reporting of information determined in accordance with generally accepted accounting principles ("GAAP"), such as revenue, operating income, operating margin, net income attributable to Fiserv, earnings per share and net cash provided by operating activities, with "adjusted revenue," "internal revenue," "internal revenue growth," "adjusted operating income," "adjusted operating margin," "adjusted net income," "adjusted earnings per share," "adjusted earnings per share growth," and "free cash flow." Management believes that adjustments for certain non-cash or other items and the exclusion of certain pass-through revenue and expenses should enhance shareholders' ability to evaluate the company's performance, as such measures provide additional insights into the factors and trends affecting its business. Therefore, the company excludes these items from its GAAP financial measures to calculate these unaudited non-GAAP measures. The corresponding reconciliations of these unaudited non-GAAP financial measures to the most comparable GAAP measures are included in this news release, except for forward-looking measures where a reconciliation to the corresponding GAAP measures is not available due to the variability, complexity and limited visibility of the non-cash and other items described below that are excluded from the non-GAAP outlook measures. See page 15 for additional information regarding the company's forward-looking non-GAAP financial measures.
Examples of non-cash or other items may include, but are not limited to, non-cash deferred revenue adjustments arising from acquisitions; non-cash intangible asset amortization expense associated with acquisitions; non-cash impairment charges; restructuring costs; severance costs; net charges associated with debt financing activities; merger and integration costs; gains or losses from the sale of businesses; and certain discrete tax benefits and expenses. The company excludes these items to more clearly focus on the factors management believes are pertinent to the company's operations, and management uses this information to make operating decisions, including the allocation of resources to the company's various businesses.

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The company adjusts its non-GAAP results to exclude amortization of acquisition-related intangible assets as such amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. Management believes that the adjustment of acquisition-related intangible asset amortization supplements GAAP information with a measure that can be used to assess the comparability of operating performance. Although the company excludes amortization from acquisition-related intangible assets from its non-GAAP expenses, management believes that it is important for investors to understand that such intangible assets were recorded as part of purchase accounting and contribute to revenue generation.
Management believes internal revenue growth is useful because it presents adjusted revenue growth including deferred revenue purchase accounting adjustments and excluding the impact of foreign currency fluctuations, acquisitions, dispositions and the company's Output Solutions postage reimbursements. Management believes free cash flow is useful to measure the funds generated in a given period that are available for debt service requirements and strategic capital decisions. Management believes this supplemental information enhances shareholders' ability to evaluate and understand the company's core business performance.
These unaudited non-GAAP measures may not be comparable to similarly titled measures reported by other companies and should be considered in addition to, and not as a substitute for, revenue, operating income, operating margin, net income attributable to Fiserv, earnings per share and net cash provided by operating activities or any other amount determined in accordance with GAAP.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated internal revenue growth, adjusted earnings per share, adjusted earnings per share growth and other statements regarding our future financial performance. Statements can generally be identified as forward-looking because they include words such as “believes,” “anticipates,” “expects,” “could,” “should,” or words of similar meaning. Statements that describe the company's future plans, objectives or goals are also forward-looking statements.
Forward-looking statements are subject to assumptions, risks and uncertainties that may cause actual results to differ materially from those contemplated by such forward-looking statements. The factors that could cause the company’s actual results to differ materially include, among others, the following, many of which are, and may continue to be, amplified by the COVID-19 pandemic: the duration and intensity of the COVID-19 pandemic, including how quickly the global economy recovers from the impact of the pandemic; governmental and private sector responses to the COVID-19 pandemic and the impact of such responses on the company; the impact of the COVID-19 pandemic on the company's employees, clients, vendors, operations and sales; the possibility that the company may be unable to achieve expected synergies and operating efficiencies from the acquisition of First Data within the expected time frames or that the integration of First Data may be more difficult, time-consuming or costly than expected; the company's ability to compete effectively against new and existing competitors and to continue to

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introduce competitive new products and services on a timely, cost-effective basis; changes in customer demand for the company's products and services; the ability of the company's technology to keep pace with a rapidly evolving marketplace; the successful management of the company's merchant alliance program which involves several alliances not under its sole control; the impact of a security breach or operational failure on the company's business including disruptions caused by other participants in the global financial system; the failure of the company's vendors and merchants to satisfy their obligations; the successful management of credit and fraud risks in the company's business and merchant alliances; changes in local, regional, national and international economic or political conditions and the impact they may have on the company and its customers; the effect of proposed and enacted legislative and regulatory actions affecting the company or the financial services industry as a whole; the company's ability to comply with government regulations and applicable card association and network rules; the protection and validity of intellectual property rights; the outcome of pending and future litigation and governmental proceedings; the company's ability to successfully identify, complete and integrate acquisitions, and to realize the anticipated benefits associated with the same; the impact of the company's strategic initiatives; the company's ability to attract and retain key personnel; volatility and disruptions in financial markets that may impact the company's ability to access preferred sources of financing and the terms on which the company is able to obtain financing or increase its costs of borrowing; adverse impacts from currency exchange rates or currency controls; changes in corporate tax and interest rates; and other factors included in “Risk Factors” in the company's Annual Report on Form 10-K for the year ended December 31, 2020, and in other documents that the company files with the Securities and Exchange Commission, which are available at http://www.sec.gov. You should consider these factors carefully in evaluating forward-looking statements and are cautioned not to place undue reliance on such statements. The company assumes no obligation to update any forward-looking statements, which speak only as of the date of this news release.

News Release

Fiserv, Inc.
Condensed Consolidated Statements of Income
(In millions, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue
Processing and services	$3,361	$2,890	$6,415	$5,965
Product	690	575	1,391	1,269
Total revenue	4,051	3,465	7,806	7,234

Expenses
Cost of processing and services	1,498	1,466	2,895	3,101
Cost of product	469	454	979	986
Selling, general and administrative	1,440	1,377	2,813	2,781
(Gain) loss on sale of business	—	3	—	(428)
Total expenses	3,407	3,300	6,687	6,440

Operating income	644	165	1,119	794
Interest expense, net	(175)	(174)	(351)	(361)
Other income	1	1	22	21

Income (loss) before income taxes and income (loss) from investments in unconsolidated affiliates	470	(8)	790	454
Income tax (provision) benefit	(228)	27	(246)	(52)
Income (loss) from investments in unconsolidated affiliates	42	(10)	58	(16)

Net income	284	9	602	386
Less: net income (loss) attributable to noncontrolling interests	15	7	29	(8)

Net income attributable to Fiserv	$269	$2	$573	$394

GAAP earnings per share attributable to Fiserv - diluted	$0.40	$—	$0.85	$0.57

Diluted shares used in computing earnings per share attributable to Fiserv	672.7	680.8	676.3	686.0

Earnings per share is calculated using actual, unrounded amounts.

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Fiserv, Inc.
Reconciliation of GAAP to
Adjusted Net Income and Adjusted Earnings Per Share
(In millions, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

GAAP net income attributable to Fiserv	$269	$2	$573	$394
Adjustments:
Merger and integration costs [1]	148	229	273	463
Severance costs [2]	4	32	14	79
Amortization of acquisition-related intangible assets [3]	513	521	1,019	1,046
Non wholly-owned entity activities [4]	7	36	7	19
Tax impact of adjustments [5]	(154)	(191)	(302)	(370)
(Gain) loss on sale of business [6]	—	3	—	(428)
Tax impact of (gain) loss on sale of business [5]	—	(1)	—	112
Discrete tax items [7]	134	—	134	—
Adjusted net income	$921	$631	$1,718	$1,315

GAAP earnings per share attributable to Fiserv	$0.40	$—	$0.85	$0.57
Adjustments - net of income taxes:
Merger and integration costs [1]	0.17	0.26	0.31	0.52
Severance costs [2]	—	0.04	0.02	0.09
Amortization of acquisition-related intangible assets [3]	0.59	0.59	1.16	1.17
Non wholly-owned entity activities [4]	0.01	0.04	0.01	0.02
(Gain) loss on sale of business [6]	—	—	—	(0.46)
Discrete tax items [7]	0.20	—	0.20	—
Adjusted earnings per share	$1.37	$0.93	$2.54	$1.92

See pages 3-4 for disclosures related to the use of non-GAAP financial measures.
Earnings per share is calculated using actual, unrounded amounts.
1Represents acquisition and related integration costs incurred in connection with various acquisitions, primarily related to the First Data acquisition. First Data integration costs in the second quarter and first six months of 2021 primarily include $63 million and $115 million, respectively, of third party professional service fees associated with integration activities; $10 million and $28 million, respectively, of incremental share-based compensation, including the fair value of stock awards assumed by Fiserv; and $48 million and $93 million, respectively, of other integration-related compensation costs. First Data integration costs in the second quarter and first six months of 2020 primarily include $56 million and $103 million, respectively, of third party professional services fees associated with integration activities; $40 million and $92 million, respectively, of incremental share-based compensation, including the fair value of stock awards assumed by Fiserv; $28 million and $78 million, respectively, of other integration-related compensation costs; $33 million and $80 million, respectively, of accelerated depreciation and amortization associated with the termination of certain vendor contracts; and a $40 million non-cash impairment charge in both the second quarter and first six months of 2020 associated with the early exit of certain leased facilities.
2Represents severance costs associated with the achievement of expense management initiatives, primarily related to the First Data acquisition.
3Represents amortization of intangible assets acquired through various acquisitions, including customer relationships, software/technology and trade names. This adjustment does not exclude the amortization of other intangible assets such as contract costs (sales commissions and deferred conversion costs), capitalized and purchased software, and financing costs and debt discounts. See additional information on page 14 for an analysis of the company's amortization expense.

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4Represents the company’s share of amortization of acquisition-related intangible assets at its unconsolidated affiliates, as well as the minority interest share of amortization of acquisition-related intangible assets at its subsidiaries in which the company holds a controlling financial interest. This adjustment during the second quarter and first six months of 2021 also includes gains totaling $33 million and $73 million, respectively, related to the fair value remeasurement and sale of certain equity investments.
5The tax impact of adjustments is calculated using a tax rate of 23%, which approximates the company's anticipated annual effective tax rate, exclusive of the actual tax impact associated with the gain on the sale of a 60% interest in the Investment Services business in February 2020.
6Represents the gain associated with the sale of a 60% interest in the Investment Services business in February 2020.
7Represents discrete tax items related to the revaluation of deferred taxes due to a change in the respective statutory tax rates in the United Kingdom and Argentina.

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Fiserv, Inc.
Financial Results by Segment
(In millions, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Total Company
Revenue	$4,051	$3,465	$7,806	$7,234
Adjustments:
Output Solutions postage reimbursements	(202)	(198)	(407)	(433)
Deferred revenue purchase accounting adjustments	6	11	13	23
Merchant Services adjustment [1]	—	(58)	—	(126)
Adjusted revenue	$3,855	$3,220	$7,412	$6,698

Operating income	$644	$165	$1,119	$794
Adjustments:
Merger and integration costs	148	229	273	463
Severance costs	4	32	14	79
Amortization of acquisition-related intangible assets	513	521	1,019	1,046
Merchant Services adjustment [1]	—	(23)	—	(59)
(Gain) loss on sale of business	—	3	—	(428)
Adjusted operating income	$1,309	$927	$2,425	$1,895

Operating margin	15.9%	4.7%	14.3%	11.0%
Adjusted operating margin	33.9%	28.8%	32.7%	28.3%

Merchant Acceptance ("Acceptance")
Revenue	$1,666	$1,223	$3,063	$2,624
Adjustments:
Deferred revenue purchase accounting adjustments	—	2	—	4
Merchant Services adjustment [1]	—	(58)	—	(126)
Adjusted revenue	$1,666	$1,167	$3,063	$2,502

Operating income	$524	$245	$911	$562
Adjustments:
Merger and integration costs	—	1	—	3
Merchant Services adjustment [1]	—	(23)	—	(59)
Adjusted operating income	$524	$223	$911	$506

Operating margin	31.4%	20.0%	29.7%	21.4%
Adjusted operating margin	31.4%	19.1%	29.7%	20.2%

Financial Technology ("Fintech") [2]
Revenue	$754	$714	$1,490	$1,432

Operating income	$273	$252	$519	$456

Operating margin	36.2%	35.4%	34.9%	31.9%

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Fiserv, Inc.
Financial Results by Segment (cont.)
(In millions, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Payments and Network ("Payments")
Revenue	$1,421	$1,320	$2,826	$2,706
Adjustments:
Deferred revenue purchase accounting adjustments	6	9	13	19
Adjusted revenue	$1,427	$1,329	$2,839	$2,725

Operating income	$629	$548	$1,207	$1,113
Adjustments:
Merger and integration costs	7	10	14	20
Adjusted operating income	$636	$558	$1,221	$1,133

Operating margin	44.3%	41.5%	42.7%	41.2%
Adjusted operating margin	44.6%	42.0%	43.0%	41.6%

Corporate and Other
Revenue	$210	$208	$427	$472
Adjustments:
Output Solutions postage reimbursements	(202)	(198)	(407)	(433)
Adjusted revenue	$8	$10	$20	$39

Operating loss	$(782)	$(880)	$(1,518)	$(1,337)
Adjustments:
Merger and integration costs	141	218	259	440
Severance costs	4	32	14	79
Amortization of acquisition-related intangible assets	513	521	1,019	1,046
(Gain) loss on sale of business	—	3	—	(428)
Adjusted operating loss	$(124)	$(106)	$(226)	$(200)

See pages 3-4 for disclosures related to the use of non-GAAP financial measures.
Operating margin percentages are calculated using actual, unrounded amounts.
1Represents an adjustment primarily related to the company's joint venture with Bank of America. The Banc of America Merchant Services joint venture (BAMS) was dissolved effective July 1, 2020. The company owned 51% of BAMS and, through June 30, 2020, BAMS' financial results were 100% consolidated into the company's financial statements for GAAP reporting purposes. In connection with the dissolution of the joint venture, the company received a 51% share of the joint venture's value via an agreed upon contractual separation. In addition, the company will continue providing merchant processing and related services to Bank of America for its merchant clients. The non-GAAP adjustment reduces adjusted revenue and adjusted operating income by the joint venture revenue and expense that was not expected to be retained by the company upon dissolution and is partially offset by an increase to processing and services revenue.
2For all periods presented in the Fintech segment, there were no adjustments to GAAP measures presented and thus the adjusted measures are equal to the GAAP measures presented.

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Fiserv, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions, unaudited)
	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities
Net income	$602	$386
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and other amortization	560	550
Amortization of acquisition-related intangible assets	1,050	1,099
Amortization of financing costs and debt discounts	25	24
Share-based compensation	127	202
Deferred income taxes	(69)	(94)
Gain on sale of business	—	(428)
(Income) loss from investments in unconsolidated affiliates	(58)	16
Distributions from unconsolidated affiliates	13	12
Non-cash impairment charges	5	40
Other operating activities	(22)	(3)
Changes in assets and liabilities, net of effects from acquisitions and dispositions:
Trade accounts receivable	(154)	278
Prepaid expenses and other assets	(56)	62
Contract costs	(150)	(158)
Accounts payable and other liabilities	171	(54)
Contract liabilities	(31)	(13)
Net cash provided by operating activities	2,013	1,919

Cash flows from investing activities
Capital expenditures, including capitalized software and other intangibles	(494)	(488)
Proceeds from sale of business	—	584
Payments for acquisition of businesses, net of cash acquired	(493)	(136)
Distributions from unconsolidated affiliates	52	66
Purchases of investments	(235)	—
Proceeds from sale of investments	472	—
Net cash (used in) provided by investing activities	(698)	26

Cash flows from financing activities
Debt proceeds	4,343	5,812
Debt repayments	(5,415)	(6,219)
Net proceeds from (repayments of) commercial paper and short-term borrowings	1,047	(1)
Payments of debt financing costs	—	(16)
Proceeds from issuance of treasury stock	60	86
Purchases of treasury stock, including employee shares withheld for tax obligations	(1,361)	(1,574)
Distributions paid to noncontrolling interests and redeemable noncontrolling interests	(21)	(52)
Payments of acquisition-related contingent consideration	(28)	—
Other financing activities	(2)	5
Net cash used in financing activities	(1,377)	(1,959)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(2)	(12)
Net change in cash, cash equivalents and restricted cash	(64)	(26)
Cash, cash equivalents and restricted cash, beginning balance	919	933
Cash, cash equivalents and restricted cash, ending balance	$855	$907

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Fiserv, Inc.
Condensed Consolidated Balance Sheets
(In millions, unaudited)

	June 30, 2021	December 31, 2020
Assets
Cash and cash equivalents	$841	$906
Trade accounts receivable – net	2,663	2,482
Prepaid expenses and other current assets	1,278	1,310
Settlement assets	12,945	11,521
Total current assets	17,727	16,219

Property and equipment – net	1,650	1,628
Customer relationships – net	10,845	11,603
Other intangible assets – net	3,866	3,755
Goodwill	36,668	36,322
Contract costs – net	755	692
Investments in unconsolidated affiliates	2,590	2,756
Other long-term assets	1,675	1,644
Total assets	$75,776	$74,619

Liabilities and Equity
Accounts payable and accrued expenses	$3,364	$3,186
Short-term and current maturities of long-term debt	418	384
Contract liabilities	524	546
Settlement obligations	12,945	11,521
Total current liabilities	17,251	15,637

Long-term debt	20,425	20,300
Deferred income taxes	4,324	4,389
Long-term contract liabilities	181	187
Other long-term liabilities	802	777
Total liabilities	42,983	41,290

Redeemable noncontrolling interests	261	259

Fiserv shareholders' equity	31,793	32,330
Noncontrolling interests	739	740
Total equity	32,532	33,070
Total liabilities and equity	$75,776	$74,619

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Fiserv, Inc.
Selected Non-GAAP Financial Measures and Additional Information
(In millions, unaudited)

Internal Revenue Growth [1]	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	Growth	2021	2020	Growth

Total Company
Adjusted revenue	$3,855	$3,220		$7,412	$6,698
Currency impact [2]	(25)	—		(21)	—
Acquisition adjustments	(11)	—		(14)	—
Divestiture adjustments	(156)	(117)		(266)	(275)
Internal revenue	$3,663	$3,103	18%	$7,111	$6,423	11%

Acceptance
Adjusted revenue	$1,666	$1,167		$3,063	$2,502
Currency impact [2]	(12)	—		(1)	—
Acquisition adjustments	(5)	—		(5)	—
Divestiture adjustments	(148)	(101)		(246)	(218)
Internal revenue	$1,501	$1,066	41%	$2,811	$2,284	23%

Fintech
Adjusted revenue	$754	$714		$1,490	$1,432
Currency impact [2]	(5)	—		(8)	—
Internal revenue	$749	$714	5%	$1,482	$1,432	4%

Payments
Adjusted revenue	$1,427	$1,329		$2,839	$2,725
Currency impact [2]	(8)	—		(12)	—
Acquisition adjustments	(6)	—		(9)	—
Divestiture adjustments	—	(6)		—	(18)
Internal revenue	$1,413	$1,323	7%	$2,818	$2,707	4%

Corporate and Other
Adjusted revenue	$8	$10		$20	$39
Divestiture adjustments	(8)	(10)		(20)	(39)
Internal revenue	$—	$—		$—	$—

See pages 3-4 for disclosures related to the use of non-GAAP financial measures.
Internal revenue growth is calculated using actual, unrounded amounts.
1Internal revenue growth is measured as the change in adjusted revenue (see pages 9-10) for the current period excluding the impact of foreign currency fluctuations and revenue attributable to acquisitions and dispositions, divided by adjusted revenue from the prior period excluding revenue attributable to dispositions. Revenue attributable to dispositions also includes current and prior period revenue associated with merchants retained by the company from the Banc of America Merchant Services joint venture, which was dissolved effective July 1, 2020, and transition services revenue within Corporate and Other.
2Currency impact is measured as the increase or decrease in adjusted revenue for the current period by applying prior period foreign currency exchange rates to present a constant currency comparison to prior periods.

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Fiserv, Inc.
Selected Non-GAAP Financial Measures and Additional Information (cont.)
(In millions, unaudited)

Free Cash Flow	Six Months Ended June 30,
	2021	2020

Net cash provided by operating activities	$2,013	$1,919
Capital expenditures	(494)	(488)
Adjustments:
Distributions paid to noncontrolling interests and redeemable noncontrolling interests	(21)	(52)
Distributions from unconsolidated affiliates included in cash flows from investing activities	52	66
Severance, merger and integration payments	218	272
Tax payments on adjustments	(50)	(62)
Free cash flow	$1,718	$1,655

Total Amortization [1]	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Acquisition-related intangible assets	$524	$546	$1,045	$1,099
Capitalized software and other intangibles	70	40	126	78
Purchased software	59	78	124	134
Financing costs and debt discounts	12	11	25	23
Sales commissions	24	22	48	44
Deferred conversion costs	12	7	24	14
Total amortization	$701	$704	$1,392	$1,392

See pages 3-4 for disclosures related to the use of non-GAAP financial measures.
1The company adjusts its non-GAAP results to exclude amortization of acquisition-related intangible assets as such amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions (see corresponding adjustment on page 7). The adjustment for acquired First Data software/technology excludes only the incremental amortization related to the fair value purchase accounting allocation. Management believes that the adjustment of acquisition-related intangible asset amortization supplements the GAAP information with a measure that can be used to assess the comparability of operating performance. Although the company excludes amortization from acquisition-related intangible assets from its non-GAAP expenses, management believes that it is important for investors to understand that such intangible assets were recorded as part of purchase accounting and contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.

News Release
Fiserv, Inc.
Full Year Forward-Looking Non-GAAP Financial Measures
Reconciliations of unaudited non-GAAP financial measures to the most comparable GAAP measures are included in this news release, except for forward-looking measures where a reconciliation to the corresponding GAAP measures is not available due to the variability, complexity and limited visibility of these items that are excluded from the non-GAAP outlook measures. The company’s forward-looking non-GAAP financial measures for 2021, including internal revenue growth, adjusted earnings per share and adjusted earnings per share growth, are designed to enhance shareholders’ ability to evaluate the company’s performance by excluding certain items to focus on factors and trends affecting its business.
The company's internal revenue growth outlook for 2021 includes deferred revenue purchase accounting adjustments and excludes the impact of foreign currency fluctuations, acquisitions, dispositions and the impact of the company's Output Solutions postage reimbursements. The company's adjusted earnings per share outlook for 2021 excludes certain non-cash or other items such as non-cash intangible asset amortization expense associated with acquisitions; non-cash impairment charges; restructuring costs; merger and integration costs; severance costs; gains or losses from the sale of businesses; and certain discrete tax benefits and expenses, and includes non-cash deferred revenue purchase accounting adjustments. The company estimates that amortization expense in 2021 with respect to acquired intangible assets will approximate the amount incurred in 2020. Other adjustments to the company’s financial measures that were incurred in 2020 and for the three and six months ended June 30, 2021 are presented in this news release; however, they are not necessarily indicative of adjustments that may be incurred throughout 2021 or beyond. Estimates of these impacts and adjustments on a forward-looking basis are not available due to the variability, complexity and limited visibility of these items.

News Release
Fiserv, Inc.
Full Year Forward-Looking Non-GAAP Financial Measures (cont.)
The company's adjusted earnings per share growth outlook for 2021 is based on 2020 adjusted earnings per share performance.

2020 GAAP net income attributable to Fiserv	$958
Adjustments:
Merger and integration costs [1]	902
Severance costs [2]	108
Amortization of acquisition-related intangible assets [3]	2,024
Non wholly-owned entity activities [4]	94
Tax impact of adjustments [5]	(719)
Gain on sale of businesses [6]	(464)
Tax impact of gain on sale of businesses [5]	124
Discrete tax items [7]	(7)
2020 adjusted net income	$3,020

Weighted average common shares outstanding - diluted	683.4

2020 GAAP earnings per share attributable to Fiserv	$1.40
Adjustments - net of income taxes:
Merger and integration costs [1]	1.02
Severance costs [2]	0.12
Amortization of acquisition-related intangible assets [3]	2.28
Non wholly-owned entity activities [4]	0.11
Gain on sale of businesses [6]	(0.50)
Discrete tax items [7]	(0.01)
2020 adjusted earnings per share	$4.42

2021 adjusted earnings per share outlook	$5.50 - $5.60
2021 adjusted earnings per share growth outlook	24% - 27%

In millions, except per share amounts, unaudited. Earnings per share is calculated using actual, unrounded amounts.
See pages 3-4 for disclosures related to the use of non-GAAP financial measures.

News Release

Fiserv, Inc.
Full Year Forward-Looking Non-GAAP Financial Measures (cont.)
1Represents acquisition and related integration costs incurred in connection with various acquisitions. Merger and integration costs include $865 million related to the First Data acquisition. First Data integration costs primarily include $224 million of third party professional service fees associated with integration activities; $165 million of incremental share-based compensation, including the fair value of stock awards assumed by Fiserv; $118 million of accelerated depreciation and amortization associated with the termination of vendor contracts; $137 million of other integration-related compensation costs; and $124 million of non-cash impairment charges associated with the early exit of certain leased facilities.
2Represents severance costs associated with the achievement of expense management initiatives, primarily related to the First Data acquisition.
3Represents amortization of intangible assets acquired through various acquisitions, including customer relationships, software/technology, and trade names. This adjustment does not exclude the amortization of other intangible assets such as contract costs (sales commissions and deferred conversion costs), capitalized and purchased software, and financing costs and debt discounts.
4Represents the company’s share of amortization of acquisition-related intangible assets at its unconsolidated affiliates, as well as the minority interest share of amortization of acquisition-related intangible assets at its subsidiaries in which the company holds a controlling financial interest.
5The tax impact of adjustments is calculated using a tax rate of 23%, which approximates the company's anticipated annual effective tax rate, exclusive of the actual tax impacts associated with the gain on sale of businesses.
6Represents the earnings attributable to divested businesses and the gain on the associated divestiture transactions, including the sale of a 60% interest in the Investment Services business in February 2020 and the dissolution of the Banc of America Merchant Services joint venture in July 2020.
7Represents certain discrete tax items, primarily related to foreign income tax benefits from a subsidiary restructuring and the revaluation of deferred taxes due to a change in the statutory tax rate in the United Kingdom.
FISV-E
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